Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-26853 and No. 333-193654) and Form S-8 (No. 333-69527, No. 333-57538 and No. 333-192188) of Media General, Inc. of our report dated March 3, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of LIN Media LLC, which appears in LIN Media LLC’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this Current Report on Form 8-K of Media General, Inc. dated April 28, 2014.

/s/ PricewaterhouseCoopers LLP

Hartford, CT

April 28, 2014